Exhibit 99

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
THIRD QUARTER 2004 RESULTS

East Lansing, Mich. (Nov. 8, 2004)

Significant Third Quarter 2004 Events

•	Net income of $4.5 million or $.52 per diluted common share for the quarter
•	Pre-tax income of $8.1 million in medical professional liability for the quarter
•	Positive prior year development of $700,000 on medical professional liability reserves
•	Adverse prior year development of $1.9 million on reserves for other insurance lines
•	Continued reduction of workers’ compensation and health insurance premiums

American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $4.5 million or $.52 per diluted common share for the third quarter of 2004. This compares to a net loss of $(77.1) million, or $(9.03) per diluted common share for the 2003 third quarter. Year-to-date through September 30, 2004, the Company has generated net income of $13.5 million or $1.57 per diluted common share compared to a net loss of $(76.9) million or $(8.97) per diluted share in 2003.

“We have completed four consecutive quarters of positive financial results and are now a full year past our reserve adjustment taken in the third quarter of 2003,” stated President and Chief Executive Officer R. Kevin Clinton. “We believe APCapital has made a successful turnaround producing strong financial results and reducing balance sheet risk.”

“We are very pleased with the performance of our core medical professional liability line. Year to date this line has produced pre-tax income totaling $23.9 million. These positive results reflect many of the business initiatives we have implemented since the beginning of 2002.”

Medical Professional Liability Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Direct Premiums Written	$70,784	$72,021	$163,841	$150,693

Net Premiums Written	$61,149	$61,661	$141,088	$128,395

Net Premiums Earned	$44,169	$41,043	$130,184	$118,903
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	36,881	40,823	112,557	118,242
Gerling Commutation			4,139
Prior Year Losses	(700)	43,000	(5,549)	44,250

Total	36,181	83,823	111,147	162,492
Underwriting Expenses	9,185	7,770	27,340	22,662

Underwriting Loss	(1,197)	(50,550)	(8,303)	(66,251)
Net Investment Income and Other	9,300	8,959	32,177	26,318

Pre-tax Income	$8,103	$(41,591)	$23,874	$(39,933)

Loss Ratio:
Current Accident Year	83.5%	99.5%	86.5%	99.4%
Prior Year Development (including Gerling)	-1.6%	104.8%	-1.1%	37.2%
Calendar Year	81.9%	204.3%	85.4%	136.6%
Underwriting Expense Ratio	20.8%	18.9%	21.0%	19.1%
Combined Ratio	102.7%	223.2%	106.4%	155.7%

Net premiums earned were up $3.1 million in the third quarter of 2004, or 7.6% compared to the third quarter of 2003 and up $11.3 million, or 9.5% year-to-date. The increase in premiums was the result of the Company’s rate increases in all markets, partially offset by the effects of our exit from the Florida market and a reduced physician count in Kentucky and Ohio. At September 30, 2004, the insured physician count totaled 9,746 which is down 6.6% from December 31, 2003. This decline was the result of increased price competition in selected segments in our core markets and strict underwriting standards. APCapital remains committed to applying strict underwriting standards and adequate pricing.

The loss ratio in the third quarter of 2004 was 81.9%, and 85.4% year-to-date. Both are down from 204.3% in the third quarter of 2003 and 136.6% year-to-date in 2003. The improved loss ratio was the result of several factors including rate increases taken by the Company, exiting Florida and certain occurrence-based markets, and stricter underwriting standards. In addition, the 2003 third quarter results included a $43.0 million adjustment to increase reserves on prior accident years.

The 2004 year-to-date loss ratio includes a $4.1 million increase in incurred losses from the commutation of our reinsurance treaty with Gerling Global in the second quarter of 2004.

Gerling placed its U.S. reinsurance business into run-off and had limited capital to support this line. While Gerling continued to perform in accordance with the terms of our treaty, it represented a significant credit risk on our balance sheet with a gross receivable of $18 million. We were able to commute this treaty and receive a cash payment of approximately $13.5 million in the second quarter of 2004. The Company expects to realize little if any economic loss as the interest income from investing the $13.5 million proceeds over the life of the claims is expected to offset the current book loss.

“Positive trends continued to develop in our key indicators during the third quarter of this year,” stated Clinton. “Our reported professional liability claim count totaled 431 for the quarter ended September 30, 2004, which is a drop of 200 claims, or 31.7% from the third quarter of 2003. We continued to strengthen our professional liability reserves in the third quarter of 2004, with average net case reserves per open claim of $103,300, an increase of 25.7% from the third quarter of 2003.”

Underwriting expenses, both in dollars and as a percentage of net earned premiums, were up in the 2004 third quarter and year-to-date. Year-to-date, the increases in underwriting expenses were partially attributable to an increase in commissions and premium taxes associated with the higher volume of direct premiums written. In general, expenses were higher due to employee severances and costs related to our initial internal controls audit required by the Sarbanes Oxley Act and related SEC rules.

Other Insurance Lines Results

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Direct Premiums Written	$2,306	$17,939	$8,938	$50,689

Net Premiums Written	$2,574	$17,710	$8,716	$50,807

Net Premiums Earned	$4,586	$15,545	$23,775	$50,617
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	4,706	12,517	21,088	42,177
Gerling Commutation			271
Prior Year Losses	1,886	381	5,194	(936)

Total	6,592	12,898	26,553	41,241
Underwriting Expenses	653	3,951	6,646	14,166

Underwriting Loss	(2,659)	(1,304)	(9,424)	(4,790)
Net Investment Income and Other	516	1,454	2,964	4,655

Pre-tax Loss	$(2,143)	$150	$(6,460)	$(135)

Loss Ratio:
Current Accident Year	102.6%	80.5%	88.7%	83.3%
Prior Year Development (including Gerling)	41.1%	2.5%	23.0%	-1.8%
Calendar Year	143.7%	83.0%	111.7%	81.5%
Underwriting Expense Ratio	14.2%	25.4%	28.0%	28.0%
Combined Ratio	157.9%	108.4%	139.7%	109.5%

The other insurance lines segment includes the run-off results of our workers’ compensation, health, and personal and commercial lines. Through September 30, 2004, our direct premiums written in workers’ compensation were $(10,000) compared to $32.6 million through September 30, 2003. Workers’ Compensation net premiums earned were $2.4 million in the third quarter of 2004 and $15.3 million year-to-date compared to $10.3 million in the third quarter of 2003 and $33.6 million year-to-date in 2003. For the remainder of 2004, we do not expect to write any workers’ compensation written premiums as we continue the non-renewal process. Net premiums earned will continue to decline in 2004 as we earn the balance of premiums written in 2003. As of September 30, 2004, workers’ compensation net unearned premium reserve was $1.4 million.

Health direct premiums written were $2.3 million in the third quarter of 2004 and $8.9 million year-to-date compared to $5.5 million for the third quarter and $18.1 million year-to-date in 2003. Covered lives declined approximately 50% since December 31, 2003 and now stand at 3,274 at September 30, 2004. We began non-renewing all remaining policies on July 1, 2004.

We recorded approximately $2.0 million of adverse development on workers’ compensation reserves during the third quarter of 2004. Reserves for unpaid loss and loss adjustment expenses for workers’ compensation total $51.7 million net of reinsurance assumed and ceded at September 30, 2004.

Our remaining workers’ compensation claims decreased from 2,215 open claims at December 31, 2003 to 1,396 open claims at September 30, 2004. The claim files have been centralized in our Louisville, Kentucky office and management is aggressively working to settle the remaining claims. The projection of reserves in a runoff line of business may be uncertain.

Underwriting expenses have decreased due to staffing and overhead reductions associated with the other insurance lines. As we continue exiting the lines, the underwriting expenses should continue to decrease.

Investment Income

Investment income was $10.9 million in the third quarter of 2004, a decrease of $453,000 from the third quarter of 2003. Through September 30, 2004, year-to-date investment income was $36.5 million, up $4.2 million from the first nine months of 2003. Year-to-date investment income in 2004 has been enhanced by strong returns from our collateralized mortgage obligations (CMOs) and high-yield bond portfolios, $1.5 million of call premiums on our securities and a decrease in the percentage of our investment portfolio that was allocated to short-term investments. The average yield on investments was 6.05% for the first nine months of 2004 compared to 5.54% for the first nine months of 2003. However, due to a decline in the 10-year U.S. Treasury rate and mortgage rates, our CMO performance was not as strong in the third quarter of 2004.

Throughout 2004 we have been restructuring our portfolio to reduce credit risk. This restructuring has included the sale of our high-yield portfolio and other non-investment grade securities, and the liquidation of most of our real estate and other investment holdings. We currently maintain a relatively short investment posture with just under $200 million in cash and other short-term securities. Over the next six to nine months we intend to deploy these cash resources in various other securities including taxable municipals, investment-grade corporate bonds and mortgage-backed securities.

Balance Sheet and Equity Information

APCapital’s total assets were $1.062 billion at September 30, 2004, down $1.2 million from December 31, 2003. At September 30, 2004, the Company’s total shareholders’ equity was $200.7 million, down from $201.8 million at December 31, 2003. The decrease in equity was the result of a decrease in unrealized gains on investments, net of tax, offset by 2004 net income. Net unrealized gains on the Company’s investments increased $1.6 million, net of tax, during the third quarter of 2004, but are down $10.3 million year-to-date. This decrease was due to declines in market values of fixed income securities caused by rising interest rates.

The Company still maintains a 100% valuation allowance on its net deferred tax assets of $52.2 million. Once the Company has re-established a pattern of profitability, the valuation allowance may be reduced, totally or in part, upon evaluation of the availability of future taxable income.

APCapital’s book value per common share was $23.54 at September 30, 2004, based on 8,527,677 common shares outstanding, compared to $23.89 at December 31, 2003. Tangible book value per common share was $23.44 at September 30, 2004, compared to $23.71 at December 31, 2003.

Share Repurchase Program

During the third quarter of 2004, the Company did not repurchase any shares of its common stock. Under the September 11, 2003 authorization, the Company had approximately 418,500 shares available for repurchase at September 30, 2004. At this time the Company does not anticipate repurchasing any of its shares in the near future.

Outlook

“We are pleased with the progress of our Company and its improved profitability,” said Clinton. “We continue to focus on our core medical professional liability line and we’re working to reduce risk and exposure elsewhere in our organization.”

Conference Call

APCapital’s website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2004 third quarter results on November 9, 2004 at 9:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors”, then “Audio Links”. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 (international 617-801-6888) and entering the conference passcode: 75563931. The replay will be available through 11:59 p.m. Eastern time on November 16, 2004.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement
 Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:
•	the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;

•	a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income;
•	unforeseen costs or the need for additional reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income;
•	an adverse outcome in the putative shareholder class action lawsuit against us;
•	substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;
•	increased pressures on premium rates and our potential inability to obtain rate increases;
•	changes in competitive conditions;
•	an unanticipated increase in claims frequency or severity patterns;
•	our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;
•	our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;
•	adverse regulatory and market changes in certain states of operation where our business is concentrated;
•	the loss of our relationships with medical associations;
•	an interruption or change in our principal third-party distribution relationship;
•	the potential insolvency of any of the guaranty associations in which we participate;
•	the potential inability to obtain regulatory approval of rate increases;
•	our potential inability to comply with insurance regulations;
•	a further reduction in our A.M. Best Company rating;
•	negative changes in financial market conditions;
•	a downturn in general economic conditions; and
•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures
 The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

###

Summary Financial Information
APCapital, Inc.

Balance Sheet Data	September 30,	December 31,
	2004	2003
	(In thousands, except per share data)
Assets:
Cash and investments	$837,262	$834,005
Premiums receivable	61,610	65,362
Reinsurance recoverable	104,138	103,652
Federal income taxes recoverable	1,654	973
Intangibles	854	1,539
Other assets	56,358	57,515

Total assets	$1,061,876	$1,063,046

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$691,560	$673,605
Unearned premiums	102,123	103,806
Note payable, officer	—	6,000
Long-term debt	30,928	30,928
Other liabilities	34,375	44,698

Total liabilities	858,986	859,037
Minority interest in consolidated subsidiary	2,181	2,201
Shareholders’ equity	200,709	201,808

Total liabilities and shareholders’ equity	$1,061,876	$1,063,046

Book value per share:
Total	$23.54	$23.89
Tangible	$23.44	$23.71
Shares outstanding	8,528	8,446

Summary Financial Information
APCapital, Inc.

Income Statement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(In thousands except per share data)
Net premiums earned	$48,755	$56,588	$153,959	$169,520
Investment income	10,947	11,400	36,451	32,209
Net realized (losses) gains	(332)	143	1,233	1,291
Other income	156	161	562	518

Total revenues	59,526	68,292	192,205	203,538
Losses and loss adjustment expenses	42,773	96,721	137,700	203,733
Underwriting expenses	9,838	11,721	33,986	36,828
Other expenses	2,142	2,284	7,389	5,223

Total expenses	54,753	110,726	179,075	245,784
Income (loss) before income taxes and minority interest	4,773	(42,434)	13,130	(42,246)
Federal income tax expense (benefit)	226	34,621	(374)	34,687

Income (loss) before minority interest	4,547	(77,055)	13,504	(76,933)
Minority interest in net loss of consolidated subsidiary	2	—	17	—

Net income (loss)	$4,549	$(77,055)	$13,521	$(76,933)

Adjustments to reconcile net income (loss) to operating income (loss)
Net income (loss)	4,549	(77,055)	13,521	(76,933)
Add back:
Realized losses (gains), net of tax	216	(93)	(801)	(839)

Net operating income (loss)	$4,765	$(77,148)	$12,720	$(77,772)

Ratios:
Loss ratio	87.7%	170.9%	89.4%	120.2%
Underwriting expense ratio	20.2%	20.7%	22.1%	21.7%
Combined ratio	107.9%	191.6%	111.5%	141.9%
Earnings per share data:
Net income (loss)
Basic	$0.54	$(9.03)	$1.60	$(8.97)
Diluted	$0.52	$(9.03)	$1.57	$(8.97)
Net operating income (loss) per share
Basic	$0.56	$(9.04)	$1.51	$(9.07)
Diluted	$0.54	$(9.04)	$1.47	$(9.07)
Basic weighted average shares outstanding	8,443	8,534	8,427	8,576
Diluted weighted average shares outstanding (1)	8,755	8,534	8,626	8,576

(1) As the Company was in a net loss position for the three months and nine months ended September 30, 2003, no effect of options or other stock awards was calculated as the impact would have been anti-dilutive.

Summary Financial Information
APCapital, Inc.

Supplemental Premium Information

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Direct Premiums Written:
Medical professional liability	$70,784	$72,021	$163,841	$150,693
Workers’ compensation	(37)	12,426	(10)	32,594
Health	2,343	5,513	8,948	18,095
Personal and commercial	—	—	—	—

Total	$73,090	$89,960	$172,779	$201,382

Net Premiums Written:
Medical professional liability	$61,149	$61,661	$141,088	$128,395
Workers’ compensation	344	12,440	253	33,788
Health	2,230	5,270	8,463	17,258
Personal and commercial	—	—	—	(239)

Total	$63,723	$79,371	$149,804	$179,202

Net Premiums Earned:
Medical professional liability	$44,169	$41,043	$130,184	$118,903
Workers’ compensation	2,356	10,275	15,312	33,598
Health	2,230	5,270	8,463	17,258
Personal and commercial	—	—	—	(239)

Total	$48,755	$56,588	$153,959	$169,520

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported Claim Count
	Excluding		Total
Three Months Ended	Florida	Florida	(All States)
September 30, 2004	424	7	431
June 30, 2004	454	5	459
March 31, 2004	515	10	525
December 31, 2003	467	62	529
September 30, 2003	566	65	631
June 30, 2003	588	106	694
March 31, 2003	602	201 (1)	803
December 31, 2002	668	106	774
September 30, 2002	579	150	729
June 30, 2002	617	131	748
March 31, 2002	648	119	767

	Net Premium Earned (in thousands)
	Excluding		Total
Three Months Ended	Florida	Florida	(All States)
September 30, 2004	$42,965	$531	$43,496
June 30, 2004	43,356	203	43,559
March 31, 2004	42,175	281	42,456
December 31, 2003	38,443	1,431	39,874
September 30, 2003	38,279	2,764	41,043
June 30, 2003	32,463	5,912	38,375
March 31, 2003	34,700	4,785	39,485
December 31, 2002	34,151	6,431	40,582
September 30, 2002	33,608	6,481	40,089
June 30, 2002	28,724	6,300	35,024
March 31, 2002	26,760	6,191	32,951

		Average Net
	Open	Case Reserve	Average Net
Three Months Ended	Claim Count	Per Open Claim	Paid Claim
September 30, 2004	3,803	$103,300	$78,100
June 30, 2004	3,885	100,100	61,000 (2)
March 31, 2004	4,103	95,400	55,200
December 31, 2003	4,447	87,600	55,100
September 30, 2003	4,780	82,200	82,200
June 30, 2003	4,788	79,800	60,300
March 31, 2003	4,830	75,400	71,500
December 31, 2002	4,863	70,900	55,100
September 30, 2002	4,941	67,800	67,200
June 30, 2002	4,878	66,100	74,100
March 31, 2002	4,828	63,400	72,800

	Retention Ratio
	Three Months Ended	Six Months Ended	Nine Months Ended	Year Ended
	March 31, 2004	June 30, 2004	September 30, 2004	2003
Illinois	79%	71%	68%	73%
Kentucky	81%	80%	77%	69%
Michigan	86%	88%	88%	86%
New Mexico	91%	92%	91%	93%
Ohio	87%	85%	79%	68%
Total (all states)	85%	85%	83%	68%

Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1) Includes 76 claims reported by 4 physicians at the end of their coverage with the company.
(2) Average net paid claim data excludes the effect of Gerling Global commutation.